3Q 2022 Earnings Release

FOR IMMEDIATE RELEASE	October 28, 2022

ExxonMobil Announces Third-Quarter 2022 Results
•Grew earnings and cash flow from operating activities to $19.7 billion and $24.4 billion, respectively, as strong volume performance, including record refining volumes¹, rigorous cost control and higher natural gas realizations more than offset lower crude realizations and weaker industry refining margins
•Achieved best-ever quarterly refining throughput in North America and highest globally since 2008¹
•Delivered strong quarterly oil and gas production, including record Permian production of nearly 560,000 oil-equivalent barrels per day to better serve demand; year-on-year, total production increased 50,000 oil-equivalent barrels per day
•Signed largest-of-its-kind commercial agreement to capture and permanently store up to 2 million metric tons of CO2 emissions per year
•Declared fourth-quarter dividend of $0.91 per share, an increase of $0.03 per share; paying out $15 billion in aggregate for the year

Results Summary

3Q22	2Q22	Change vs 2Q22	3Q21	Change vs 3Q21	Dollars in millions (except per share data)	YTD 2022	YTD 2021	Change vs YTD 2021
19,660	17,850	+1,810	6,750	+12,910	Earnings (U.S. GAAP)	42,990	14,170	+28,820
18,682	17,551	+1,131	6,755	+11,927	Earnings Excluding Identified Items	45,066	14,218	+30,848

4.68	4.21	+0.47	1.57	+3.11	Earnings Per Common Share ²	10.17	3.31	+6.86
4.45	4.14	+0.31	1.58	+2.87	Earnings Excl. Identified Items Per Common Share ²	10.66	3.33	+7.33

5,728	4,609	+1,119	3,851	+1,877	Capital and Exploration Expenditures	15,241	10,787	+4,454

IRVING, Texas – October 28, 2022 – Exxon Mobil Corporation today announced third-quarter 2022 earnings of $19.7 billion, or $4.68 per share assuming dilution. Third-quarter results included net favorable identified items of nearly $1 billion associated with the completion of the XTO Energy Canada and Romania Upstream affiliate divestments and one-time benefits from tax and other reserve adjustments, partly offset by impairments. Capital and exploration expenditures were $5.7 billion in the third quarter, bringing year-to-date 2022 investments to $15.2 billion, on track with full-year guidance of $21 billion to $24 billion.
“Our strong third-quarter results reflect the hard work of our people to invest in and build businesses critical to meeting the demand we see today,” commented Darren Woods, chairman and chief executive officer. "We all understand how important our role is in producing the energy and products the world needs, and third-quarter results reflect our commitment to that objective."
“The investments we've made, even through the pandemic, enabled us to increase production to address the needs of consumers. Rigorous cost control and growth of higher-margin petroleum and chemical products also contributed to earnings and cash flow growth in the quarter. At the same time, we are expanding our Low Carbon Solutions business with the signing of the largest-of-its-kind customer contract to capture and permanently store carbon dioxide, demonstrating our ability to offer competitive emission-reduction services to large industrial customers around the world,” concluded Woods.
¹ Best-ever quarterly refining throughput in North America and highest globally since 2008, both based on current refinery circuit
² Assuming dilution

2Q22 to 3Q22 Factor Analysis

Financial Highlights
•Third-quarter earnings were $19.7 billion compared with $17.9 billion in the second quarter of 2022. Excluding identified items, earnings of $18.7 billion were up $1.1 billion versus the prior quarter as higher natural gas realizations, record throughput in Energy Products, and continued cost control, were partially offset by lower crude realizations and moderating industry refining margins.
•Cash increased by $11.6 billion in the third quarter with free cash flow of $22 billion. Shareholder distributions were $8.2 billion for the quarter, including $3.7 billion of dividends and $4.5 billion of share repurchases, bringing year-to-date repurchases to $10.5 billion, consistent with the company's plan to repurchase up to $30 billion of shares through 2023.
•The Corporation declared a fourth-quarter dividend of $0.91 per share, payable on December 9th. The increase of $0.03 per share reflects confidence in our strategy, businesses performance, and financial strength, and marks 40 consecutive years of annual dividend growth. A reliable and growing dividend shows the company's commitment to return profits to shareholders, of which approximately 40% are individual investors.
•Net-debt-to-capital ratio improved to about 7%, reflecting a period-end cash balance of $30.5 billion. The debt-to-capital ratio is now 19%, just below the low-end of the company's target range.
•Asset sales and divestments resulted in $2.7 billion of cash proceeds during the quarter, bringing year-to-date proceeds to nearly $4 billion.

Leading the Drive to Net Zero

Carbon Capture and Storage
•ExxonMobil and CF Industries, a leading global manufacturer of hydrogen and nitrogen products, have entered into the largest-of-its-kind commercial agreement to capture and permanently store up to 2 million metric tons of carbon dioxide (CO2) emissions annually from CF Industries' manufacturing complex in Louisiana. The project, which is scheduled to start up in early 2025, supports Louisiana’s objective of net zero CO2 emissions by 2050.
As part of the project, ExxonMobil signed an agreement with EnLink Midstream to use EnLink’s transportation network to deliver CO2 to secure, permanent, underground geologic storage. The 2 million metric tons of captured emissions is the equivalent of replacing approximately 700,000 gasoline-powered cars with electric vehicles.
This landmark project represents large-scale, real-world progress on the journey to decarbonize the global economy. Carbon capture and storage is a safe, proven technology that can enable some of the highest-emitting sectors to meaningfully reduce their emissions, and the company expects this technology to play an important role in the energy transition.
Constructive policy such as the U.S. Inflation Reduction Act will provide support to carbon capture and storage projects like this, promoting the development of low-carbon energy in the United States. Carbon capture and sequestration provisions provide incentives that make CO2 capture more economic, including for less concentrated CO2 streams and for those streams in areas without close proximity to permanent storage.
•The Bureau of Land Management approved a proposal to sequester carbon deep under federal land in Lincoln and Sweetwater counties in Wyoming. This is the first project of its kind to be approved on land managed by the Bureau of Land Management and, once completed, will provide the opportunity for permanent underground storage of CO2 that is generated as a by-product of helium and natural gas production at the ExxonMobil Shute Creek Plant.

Biofuels and Hydrogen
•Imperial Oil Ltd., an ExxonMobil majority-owned affiliate, announced a long-term contract through which Air Products will supply lower-carbon hydrogen by pipeline from its hydrogen plant, currently under construction in Edmonton, to Imperial's Strathcona refinery. The lower-carbon hydrogen will be used in production of renewable diesel that substantially reduces greenhouse gas emissions relative to conventional production. The Strathcona refinery project is expected to produce approximately 20,000 barrels per day of renewable diesel, which could reduce emissions in the Canadian transportation sector by about 3 million metric tons per year, the equivalent to taking approximately 650,000 passenger vehicles off the road1.

1 Estimates based on United States Environmental Protection Agency Greenhouse Gas Equivalencies Calculator

.
EARNINGS AND VOLUME SUMMARY BY SEGMENT

Upstream
3Q22	2Q22	3Q21	Dollars in millions (unless otherwise noted)	YTD 2022	YTD 2021
			Earnings/(Loss) (U.S. GAAP)
3,110	3,749	869	United States	9,235	1,895
9,309	7,622	3,082	Non-U.S.	19,043	7,795
12,419	11,371	3,951	Worldwide	28,278	9,690

			Earnings/(Loss) Excluding Identified Items
3,110	3,450	869	United States	8,936	1,895
8,731	7,622	3,082	Non-U.S.	21,720	7,795
11,841	11,072	3,951	Worldwide	30,656	9,690

3,716	3,732	3,665	Production (koebd)	3,708	3,677
•Upstream third-quarter 2022 earnings were $12.4 billion compared to $11.4 billion in the second quarter. Excluding identified items, earnings were $11.8 billion, an increase of $0.8 billion from the previous quarter. Gas realizations increased 22% on European supply concerns and efforts to build inventory ahead of winter, more than offsetting the impact of decreasing crude realizations, which were down 12% on modest supply increases. Earnings also benefited from higher volumes and improved mix from growth in the company's advantaged assets in Guyana and the Permian.
•Oil-equivalent production in the third quarter was 3.7 million barrels per day. Absent divestments and the Russia exit impact, sequential quarter volume growth was more than 50,000 oil-equivalent barrels per day.
•The Permian delivered record production in the quarter of nearly 560,000 oil-equivalent barrels a day.
•Offshore Guyana quarterly average gross production increased to nearly 360,000 oil-equivalent barrels per day, with Liza Phase 1 and 2 production exceeding design capacity by more than 15,000 barrels per day. In addition, two new discoveries were announced in the Stabroek block, adding to the company's extensive portfolio of development opportunities.
•Earnings excluding identified items increased $7.9 billion relative to the third quarter of 2021. This improvement was driven by a 172% increase in natural gas realizations and an increase of nearly 40% in crude realizations. Oil-equivalent production grew approximately 50,000 barrels per day despite a reduction of 75,000 barrels per day from divestments.
•Year-to-date earnings excluding identified items were $30.7 billion, an increase of $21 billion versus the first nine months of 2021 on higher crude and natural gas realizations. Excluding impacts from divestments, oil-equivalent production grew nearly 90,000 barrels per day.
•Earlier this month, first LNG production was achieved from Mozambique’s Coral South Floating LNG, contributing new supply amid growing global demand.
•The company completed the sales of XTO Energy Canada and the Romania Upstream affiliate, resulting in earnings of $0.6 billion and more than $2 billion in cash proceeds during the quarter. In addition, an agreement was announced with Green Gate Resources E, LLC, for the sale of ExxonMobil's interest in the Aera oil-production operation in California, which is expected to close in the fourth quarter.

Energy Products
3Q22	2Q22	3Q21	Dollars in millions (unless otherwise noted)	YTD 2022	YTD 2021
			Earnings/(Loss) (U.S. GAAP)
3,008	2,655	479	United States	6,152	(31)
2,811	2,617	50	Non-U.S.	4,744	(1,217)
5,819	5,273	529	Worldwide	10,896	(1,248)

			Earnings/(Loss) Excluding Identified Items
3,008	2,655	479	United States	6,152	(31)
2,811	2,617	50	Non-U.S.	4,744	(1,217)
5,819	5,273	529	Worldwide	10,896	(1,248)

5,537	5,310	5,302	Energy Products Sales (kbd)	5,321	5,049
•Energy Products third-quarter 2022 earnings totaled $5.8 billion compared to $5.3 billion in the second quarter. Industry refining margins remained strong on high global diesel demand, yet declined 30% from second quarter levels due to higher refinery runs and flat U.S. gasoline demand. The impact of lower industry refining margins was partially offset by higher aromatics, marketing and trading margins. In addition, record throughput1 on strong reliability, improved product yields, and lower turnaround activity also contributed to the earnings improvement.
•Earnings increased $5.3 billion compared to the third quarter of 2021 due to stronger industry refining margins, positive derivative mark-to-market effects and higher volumes.
•Year-to-date earnings of $10.9 billion compared to a loss of $1.2 billion in the same period last year, driven by stronger industry refining margins and increased volumes on strong reliability and lower scheduled maintenance.
•Third-quarter refining throughput was 4.2 million barrels per day, up 177,000 barrels from the second quarter. This reflects best ever quarterly refining throughput in North America and the highest globally since 20081.
1 Best-ever quarterly refining throughput in North America and highest globally since 2008, both based on current refinery circuit

Chemical Products
3Q22	2Q22	3Q21	Dollars in millions (unless otherwise noted)	YTD 2022	YTD 2021
			Earnings/(Loss) (U.S. GAAP)
635	625	1,121	United States	2,030	2,923
177	450	907	Non-U.S.	1,263	2,695
812	1,076	2,027	Worldwide	3,293	5,618

			Earnings/(Loss) Excluding Identified Items
635	625	1,121	United States	2,030	2,923
177	450	907	Non-U.S.	1,263	2,695
812	1,076	2,027	Worldwide	3,293	5,618

4,680	4,811	4,814	Chemical Products Sales (kt)	14,509	14,309
•Chemical Products third-quarter 2022 earnings were $0.8 billion compared to $1.1 billion in the second quarter. Solid earnings reflected reliable operations and cost discipline, partially offsetting the negative impact on volumes and margins from bottom-of-cycle conditions in Asia Pacific and softening demand in Europe and North America, with regional pricing moving closer to global parity. Record quarterly sales volume for performance polyethylene helped upgrade product mix, which served as a partial offset to lower volumes.
•Earnings were $1.2 billion lower compared to third-quarter 2021 on weaker industry margins and lower sales, reflecting softening market conditions.
•Year-to-date earnings totaled $3.3 billion compared to $5.6 billion in the first nine months of 2021, driven by lower margins on rising feed and energy costs, higher project and planned maintenance expenses, and unfavorable foreign exchange effects.

Specialty Products
3Q22	2Q22	3Q21	Dollars in millions (unless otherwise noted)	YTD 2022	YTD 2021
			Earnings/(Loss) (U.S. GAAP)
306	232	247	United States	784	689
456	185	592	Non-U.S.	871	1,454
762	417	839	Worldwide	1,655	2,143

			Earnings/(Loss) Excluding Identified Items
306	232	247	United States	784	689
456	185	592	Non-U.S.	871	1,454
762	417	839	Worldwide	1,655	2,143

1,917	2,100	1,896	Specialty Products Sales (kt)	6,024	5,832
•Specialty Products third-quarter 2022 earnings were $0.8 billion compared with $0.4 billion in the second quarter. The strong quarterly performance was driven by improved margins reflecting tight market conditions, partly offset by lower sales from a reliability event resolved within the quarter.
•Compared to the same quarter last year, earnings declined $0.1 billion. Margins were robust, but down year-on-year reflecting a higher feed cost environment.
•Year-to-date earnings of $1.7 billion decreased from $2.1 billion in the same period last year, primarily due to lower margins on higher feed costs and energy prices, partly offset by higher sales.

Corporate and Financing
3Q22	2Q22	3Q21	Dollars in millions (unless otherwise noted)	YTD 2022	YTD 2021
(152)	(286)	(596)	Earnings/(Loss) (U.S. GAAP)	(1,132)	(2,033)
(552)	(286)	(591)	Earnings/(Loss) Excluding Identified Items	(1,434)	(1,985)
•Corporate and Financing reported net charges of $0.2 billion in the third quarter of 2022 compared to $0.3 billion in the second quarter. Excluding favorable identified items of $0.4 billion related to tax and other reserve adjustments, net charges were up $0.3 billion, reflecting the absence of the prior quarter's favorable one-time tax impacts.
•Net charges excluding identified items of $0.6 billion in the third quarter of 2022 were in line with the same quarter of 2021.
•Year-to-date net charges excluding identified items of $1.4 billion were down $0.6 billion from last year, mainly due to decreased pension-related expenses and lower financing costs.

.
CASH FLOW FROM OPERATIONS AND ASSET SALES EXCLUDING WORKING CAPITAL

3Q22	2Q22	3Q21	Dollars in millions	YTD 2022	YTD 2021
20,198	18,574	6,942	Net income/(loss) including noncontrolling interests	44,522	14,519
5,642	4,451	4,990	Depreciation and depletion (includes impairments)	18,976	14,946
1,667	(2,747)	659	Changes in operational working capital	6	2,232
(3,082)	(315)	(500)	Other	(4,328)	(692)
24,425	19,963	12,091	Cash Flow from Operating Activities (U.S. GAAP)	59,176	31,005

2,682	939	18	Proceeds associated with asset sales	3,914	575
27,107	20,902	12,109	Cash Flow from Operations and Asset Sales	63,090	31,580

(1,667)	2,747	(659)	Changes in operational working capital	(6)	(2,232)
25,440	23,649	11,450	Cash Flow from Operations and Asset Sales excluding Working Capital	63,084	29,348

FREE CASH FLOW

3Q22	2Q22	3Q21	Dollars in millions	YTD 2022	YTD 2021
24,425	19,963	12,091	Cash Flow from Operating Activities (U.S. GAAP)	59,176	31,005

(4,876)	(3,837)	(2,840)	Additions to property, plant and equipment	(12,624)	(7,987)
(272)	(226)	(442)	Additional investments and advances	(915)	(1,055)
88	60	210	Other investing activities including collection of advances	238	342
2,682	939	18	Proceeds from asset sales and returns of investments	3,914	575
22,047	16,899	9,037	Free Cash Flow	49,789	22,880

ExxonMobil will discuss financial and operating results and other matters during a webcast at 7:30 a.m. Central Time on October 28, 2022. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Cautionary Statement

Outlooks; projections; descriptions of strategic, operating, and financial plans and objectives; statements of future ambitions and plans; and other statements of future events or conditions in this release, are forward-looking statements. Similarly, discussion of future carbon capture, biofuel and hydrogen plans to drive towards net zero emissions are dependent on future market factors, such as continued technological progress and policy support, and represent forward-looking statements. Actual future results, including financial and operating performance; total capital expenditures and mix, including allocations of capital to low carbon solutions; cost reductions and efficiency gains, including the ability to offset inflationary pressure; plans to reduce future emissions and emissions intensity; timing and outcome of projects to capture and store CO2, and produced biofuels; timing and outcome of hydrogen projects; cash flow, dividends and shareholder returns, including the timing and amounts of share repurchases; future debt levels and credit ratings; business and project plans, timing, costs, capacities and returns; and resource recoveries and production rates could differ materially due to a number of factors. These include global or regional changes in the supply and demand for oil, natural gas, petrochemicals, and feedstocks and other market conditions that impact prices and differentials for our products; government policies supporting lower carbon investment opportunities such as the U.S. Inflation Reduction Act or policies limiting the attractiveness of future investment such as the European Solidarity Tax; variable impacts of trading activities on our margins and results each quarter; actions of competitors and commercial counterparties; the outcome of commercial negotiations, including final agreed terms and conditions; the ability to access debt markets; the ultimate impacts of COVID-19, including the effects of government responses on people and economies; reservoir performance, including variability and timing factors applicable to unconventional resources; the outcome of exploration projects and decisions to invest in future reserves; timely completion of development and other construction projects; final management approval of future projects and any changes in the scope, terms, or costs of such projects as approved; changes in law, taxes, or regulation including environmental regulations, trade sanctions, and timely granting of governmental permits and certifications; government policies and support and market demand for low carbon technologies; war, and other political or security disturbances; expropriations, seizure, or capacity, insurance or shipping limitations by foreign governments or laws; opportunities for potential investments or divestments and satisfaction of applicable conditions to closing, including regulatory approvals; the capture of efficiencies within and between business lines and the ability to maintain near-term cost reductions as ongoing efficiencies; unforeseen technical or operating difficulties and unplanned maintenance; the development and competitiveness of alternative energy and emission reduction technologies; the results of research programs and the ability to bring new technologies to commercial scale on a cost-competitive basis; and other factors discussed under Item 1A. Risk Factors of ExxonMobil’s 2021 Form 10-K.

Forward-looking and other statements regarding our environmental, social and other sustainability efforts and aspirations are not an indication that these statements are necessarily material to investors or requiring disclosure in our filing with the SEC. In addition, historical, current, and forward-looking environmental, social and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future, including future rule-making.

Frequently Used Terms and Non-GAAP Measures

This press release includes cash flow from operations and asset sales. Because of the regular nature of our asset management and divestment program, the company believes it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities for 2021 and 2022 periods is shown on page 7.

This press release also includes cash flow from operations and asset sales excluding working capital. The company believes it is useful for investors to consider these numbers in comparing the underlying performance of the company's business across periods when there are significant period-to-period differences in the amount of changes in working capital. A reconciliation to net cash provided by operating activities for 2021 and 2022 periods is shown on page 7.

This press release also includes earnings/(loss) excluding identified items, which are earnings/(loss) excluding individually significant non-operational events with an absolute corporate total earnings impact of at least $250 million in a given quarter. The earnings/(loss) impact of an identified item for an individual segment may be less than $250 million when the item impacts several periods or several segments. Earnings/(loss) excluding identified items does include non-operational earnings events or impacts that are below the $250 million threshold utilized for identified items. When the effect of these events is material in aggregate, it is indicated in analysis of period results as part of quarterly earnings press release and teleconference materials. Management uses these figures to improve comparability of the underlying business across multiple periods by isolating and removing significant non-operational events from business results. The Corporation believes this view provides investors increased transparency into business results and trends and provides investors with a view of the business as seen through the eyes of management. Earnings excluding identified items is not meant to be viewed in isolation or as a substitute for net income/(loss) attributable to ExxonMobil as prepared in accordance with U.S. GAAP. A reconciliation to earnings is shown for 2022 and

2021 periods in Attachments II-a and II-b. Corresponding per share amounts are shown on page 1 and in Attachment II-a, including a reconciliation to earnings/(loss) per common share – assuming dilution (U.S. GAAP).

This press release also includes total taxes including sales-based taxes. This is a broader indicator of the total tax burden on the Corporation’s products and earnings, including certain sales and value-added taxes imposed on and concurrent with revenue-producing transactions with customers and collected on behalf of governmental authorities (“sales-based taxes”). It combines “Income taxes” and “Total other taxes and duties” with sales-based taxes, which are reported net in the income statement. The company believes it is useful for the Corporation and its investors to understand the total tax burden imposed on the Corporation’s products and earnings. A reconciliation to total taxes is shown in Attachment I-a.

This press release also references free cash flow. Free cash flow is the sum of net cash provided by operating activities and net cash flow used in investing activities. This measure is useful when evaluating cash available for financing activities, including shareholder distributions, after investment in the business. Free cash flow is not meant to be viewed in isolation or as a substitute for net cash provided by operating activities. A reconciliation to net cash provided by operating activities for 2021 and 2022 periods is shown on page 7.

References to the resource base and other quantities of oil, natural gas or condensate may include estimated amounts that are not yet classified as “proved reserves” under SEC definitions, but which are expected to be ultimately recoverable. A reconciliation of production excluding divestments, entitlements, and government mandates to actual production is contained in the Supplement to this release included as Exhibit 99.2 to the Form 8-K filed the same day as this news release. The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Energy Products, Chemical Products, Specialty Products and Corporate and Financing segment earnings, and earnings per share are ExxonMobil’s share after excluding amounts attributable to noncontrolling interests.

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships. ExxonMobil's ambitions, plans and goals do not guarantee any action or future performance by its affiliates or Exxon Mobil Corporation's responsibility for those affiliates' actions and future performance, each affiliate of which manages its own affairs.

Throughout this press release, both Exhibit 99.1 as well as Exhibit 99.2, due to rounding, numbers presented may not add up precisely to the totals indicated.

.	ATTACHMENT I-a
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Preliminary)

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in millions (unless otherwise noted)	2022	2021	2022	2021
Revenues and other income
Sales and other operating revenue	106,512	71,892	305,511	195,387
Income from equity affiliates	4,632	1,670	10,858	4,579
Other income	926	224	1,882	709
Total revenues and other income	112,070	73,786	318,251	200,675
Costs and other deductions
Crude oil and product purchases	60,197	39,745	178,198	109,675
Production and manufacturing expenses	11,317	8,719	32,244	25,252
Selling, general and administrative expenses	2,324	2,287	7,263	7,060
Depreciation and depletion (includes impairments)	5,642	4,990	18,976	14,946
Exploration expenses, including dry holes	218	190	677	530
Non-service pension and postretirement benefit expense	154	146	382	686
Interest expense	209	214	591	726
Other taxes and duties	6,587	7,889	21,009	22,295
Total costs and other deductions	86,648	64,180	259,340	181,170
Income/(Loss) before income taxes	25,422	9,606	58,911	19,505
Income tax expense/(benefit)	5,224	2,664	14,389	4,986
Net income/(loss) including noncontrolling interests	20,198	6,942	44,522	14,519
Net income/(loss) attributable to noncontrolling interests	538	192	1,532	349
Net income/(loss) attributable to ExxonMobil	19,660	6,750	42,990	14,170

OTHER FINANCIAL DATA
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Earnings per common share (U.S. dollars)	4.68	1.57	10.17	3.31
Earnings per common share - assuming dilution (U.S. dollars)	4.68	1.57	10.17	3.31

Dividends on common stock
Total	3,685	3,720	11,172	11,161
Per common share (U.S. dollars)	0.88	0.87	2.64	2.61

Millions of common shares outstanding
Average - assuming dilution	4,185	4,276	4,227	4,275

Income taxes	5,224	2,664	14,389	4,986
Total other taxes and duties	7,473	8,572	23,701	24,296
Total taxes	12,697	11,236	38,090	29,282
Sales-based taxes	6,364	5,775	19,321	15,885
Total taxes including sales-based taxes	19,061	17,011	57,411	45,167

ExxonMobil share of income taxes of equity companies	2,902	713	6,082	1,838

.	ATTACHMENT I-b
CONDENSED CONSOLIDATED BALANCE SHEET
(Preliminary)

Dollars in millions (unless otherwise noted)	September 30, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	30,407	6,802
Cash and cash equivalents - restricted	57	—
Notes and accounts receivable – net	42,411	32,383
Inventories
Crude oil, products and merchandise	20,078	14,519
Materials and supplies	4,018	4,261
Other current assets	2,318	1,189
Total current assets	99,289	59,154
Investments, advances and long-term receivables	50,235	45,195
Property, plant and equipment – net	203,102	216,552
Other assets, including intangibles – net	17,526	18,022
Total Assets	370,152	338,923

LIABILITIES
Current liabilities
Notes and loans payable	6,182	4,276
Accounts payable and accrued liabilities	62,550	50,766
Income taxes payable	5,325	1,601
Total current liabilities	74,057	56,643
Long-term debt	39,246	43,428
Postretirement benefits reserves	16,799	18,430
Deferred income tax liabilities	21,274	20,165
Long-term obligations to equity companies	2,647	2,857
Other long-term obligations	23,086	21,717
Total Liabilities	177,109	163,240

EQUITY
Common stock without par value
(9,000 million shares authorized, 8,019 million shares issued)	16,106	15,746
Earnings reinvested	423,877	392,059
Accumulated other comprehensive income	(17,803)	(13,764)
Common stock held in treasury
(3,901 million shares at September 30, 2022, and 3,780 million shares at December 31, 2021)	(236,080)	(225,464)
ExxonMobil share of equity	186,100	168,577
Noncontrolling interests	6,943	7,106
Total Equity	193,043	175,683
Total Liabilities and Equity	370,152	338,923

.	ATTACHMENT I-c
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Preliminary)

	Nine Months Ended September 30,
Dollars in millions (unless otherwise noted)	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss) including noncontrolling interests	44,522	14,519
Depreciation and depletion (includes impairments)	18,976	14,946
Changes in operational working capital, excluding cash and debt	6	2,232
All other items – net	(4,328)	(692)
Net cash provided by operating activities	59,176	31,005

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(12,624)	(7,987)
Proceeds from asset sales and returns of investments	3,914	575
Additional investments and advances	(915)	(1,055)
Other investing activities including collection of advances	238	342
Net cash used in investing activities	(9,387)	(8,125)

CASH FLOWS FROM FINANCING ACTIVITIES
Additions to long-term debt	55	46
Reductions in long-term debt	—	(4)
Additions to short-term debt	—	12,197
Reductions in short-term debt	(3,895)	(24,066)
Additions/(Reductions) in debt with three months or less maturity	1,638	997
Contingent consideration payments	(58)	(28)
Cash dividends to ExxonMobil shareholders	(11,172)	(11,161)
Cash dividends to noncontrolling interests	(191)	(166)
Changes in noncontrolling interests	(1,074)	(278)
Common stock acquired	(10,480)	(1)
Net cash used in financing activities	(25,177)	(22,464)
Effects of exchange rate changes on cash	(950)	(12)
Increase/(Decrease) in cash and cash equivalents	23,662	404
Cash and cash equivalents at beginning of period	6,802	4,364
Cash and cash equivalents at end of period	30,464	4,768

.	ATTACHMENT II-a
KEY FIGURES: IDENTIFIED ITEMS

3Q22	2Q22	3Q21	Dollars in Millions	YTD 2022	YTD 2021
19,660	17,850	6,750	Earnings/(Loss) (U.S. GAAP)	42,990	14,170

			Identified Items
(697)	—	—	Impairments	(3,672)	—
587	299	—	Gain/(Loss) on sale of assets	886	—
324	—	—	Tax-related items	324	—
—	—	(5)	Severance	—	(48)
764	—	—	Other	386	—
978	299	(5)	Total Identified Items	(2,076)	(48)

18,682	17,551	6,755	Earnings/(Loss) (U.S. GAAP) Excluding Identified Items	45,066	14,218

3Q22	2Q22	3Q21	Dollars Per Common Share	YTD 2022	YTD 2021
4.68	4.21	1.57	Earnings/(Loss) Per Common Share ¹	10.17	3.31

			Identified Items Per Common Share ¹
(0.16)	—	—	Impairments	(0.87)	—
0.14	0.07	—	Gain/(Loss) on sale of assets	0.21	—
0.08	—	—	Tax-related items	0.08	—
—	—	(0.01)	Severance	—	(0.02)
0.18	—	—	Other	0.09	—
0.23	0.07	(0.01)	Total Identified Items Per Common Share ¹	(0.49)	(0.02)

4.45	4.14	1.58	Earnings/(Loss) (U.S. GAAP) Excl. Identified Items Per Common Share ¹	10.66	3.33
¹ Assuming dilution

.	ATTACHMENT II-b
KEY FIGURES: IDENTIFIED ITEMS BY SEGMENT

Third Quarter 2022	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	3,110	9,309	3,008	2,811	635	177	306	456	(152)	19,660

Identified Items
Impairments	—	(697)	—	—	—	—	—	—	—	(697)
Gain/(Loss) on sale of assets	—	587	—	—	—	—	—	—	—	587
Tax-related items	—	—	—	—	—	—	—	—	324	324
Other	—	688	—	—	—	—	—	—	76	764
Total Identified Items	—	578	—	—	—	—	—	—	400	978

Earnings/(Loss) Excl. Identified Items	3,110	8,731	3,008	2,811	635	177	306	456	(552)	18,682

Second Quarter 2022	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	3,749	7,622	2,655	2,617	625	450	232	185	(286)	17,850

Identified Items
Gain/(Loss) on sale of assets	299	—	—	—	—	—	—	—	—	299
Total Identified Items	299	—	—	—	—	—	—	—	—	299

Earnings/(Loss) Excl. Identified Items	3,450	7,622	2,655	2,617	625	450	232	185	(286)	17,551

Third Quarter 2021	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	869	3,082	479	50	1,121	907	247	592	(596)	6,750

Identified Items
Severance	—	—	—	—	—	—	—	—	(5)	(5)
Total Identified Items	—	—	—	—	—	—	—	—	(5)	(5)

Earnings/(Loss) Excl. Identified Items	869	3,082	479	50	1,121	907	247	592	(591)	6,755

YTD 2022	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	9,235	19,043	6,152	4,744	2,030	1,263	784	871	(1,132)	42,990

Identified Items
Impairments	—	(3,574)	—	—	—	—	—	—	(98)	(3,672)
Gain/(Loss) on sale of assets	299	587	—	—	—	—	—	—	—	886
Tax-related items	—	—	—	—	—	—	—	—	324	324
Other	—	310	—	—	—	—	—	—	76	386
Total Identified Items	299	(2,677)	—	—	—	—	—	—	302	(2,076)

Earnings/(Loss) Excl. Identified Items	8,936	21,720	6,152	4,744	2,030	1,263	784	871	(1,434)	45,066

YTD 2021	Upstream		Energy Products		Chemical Products		Specialty Products		Corporate & Financing	Total
Dollars in millions	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
Earnings/(Loss) (U.S. GAAP)	1,895	7,795	(31)	(1,217)	2,923	2,695	689	1,454	(2,033)	14,170

Identified Items
Severance	—	—	—	—	—	—	—	—	(48)	(48)
Total Identified Items	—	—	—	—	—	—	—	—	(48)	(48)

Earnings/(Loss) Excl. Identified Items	1,895	7,795	(31)	(1,217)	2,923	2,695	689	1,454	(1,985)	14,218

.	ATTACHMENT III
KEY FIGURES: UPSTREAM VOLUMES

3Q22	2Q22	3Q21	Net production of crude oil, natural gas liquids, bitumen and synthetic oil, thousand barrels per day (kbd)	YTD 2022	YTD 2021
783	777	758	United States	771	704
641	556	569	Canada/Other Americas	558	557
4	4	21	Europe	4	24
249	224	248	Africa	243	252
666	691	668	Asia	698	676
46	46	49	Australia/Oceania	44	44
2,389	2,298	2,313	Worldwide	2,318	2,257

3Q22	2Q22	3Q21	Natural gas production available for sale, million cubic feet per day (mcfd)	YTD 2022	YTD 2021
2,351	2,699	2,701	United States	2,607	2,757
158	180	184	Canada/Other Americas	175	197
541	825	343	Europe	711	796
70	67	53	Africa	65	41
3,304	3,320	3,365	Asia	3,321	3,465
1,539	1,515	1,464	Australia/Oceania	1,460	1,266
7,963	8,606	8,110	Worldwide	8,339	8,522

3,716	3,732	3,665	Oil-equivalent production (koebd)¹	3,708	3,677

[1] Natural gas is converted to an oil-equivalent basis at six million cubic feet per one thousand barrels.

.	ATTACHMENT IV
KEY FIGURES: MANUFACTURING THROUGHPUT AND SALES

3Q22	2Q22	3Q21	Refinery throughput, thousand barrels per day (kbd)	YTD 2022	YTD 2021
1,742	1,686	1,684	United States	1,705	1,583
426	413	404	Canada	413	367
1,253	1,164	1,215	Europe	1,204	1,197
557	532	585	Asia Pacific	542	579
187	193	163	Other	182	162
4,165	3,988	4,051	Worldwide	4,046	3,888

3Q22	2Q22	3Q21	Energy Products sales, thousand barrels per day (kbd)	YTD 2022	YTD 2021
2,479	2,452	2,361	United States	2,399	2,223
3,058	2,858	2,941	Non-U.S.	2,922	2,825
5,537	5,310	5,302	Worldwide	5,321	5,049

2,335	2,208	2,191	Gasolines, naphthas	2,220	2,102
1,818	1,755	1,796	Heating oils, kerosene, diesel	1,766	1,731
365	350	228	Aviation fuels	335	204
252	228	276	Heavy fuels	243	269
767	769	811	Other energy products	758	742
5,537	5,310	5,302	Worldwide	5,321	5,049

3Q22	2Q22	3Q21	Chemical Products sales, thousand metric tons (kt)	YTD 2022	YTD 2021
1,658	1,998	1,807	United States	5,688	5,210
3,023	2,812	3,007	Non-U.S.	8,821	9,100
4,680	4,811	4,814	Worldwide	14,509	14,309

3Q22	2Q22	3Q21	Specialty Products sales, thousand metric tons (kt)	YTD 2022	YTD 2021
483	590	471	United States	1,594	1,476
1,434	1,511	1,424	Non-U.S.	4,430	4,356
1,917	2,100	1,896	Worldwide	6,024	5,832

.	ATTACHMENT V
KEY FIGURES: CAPITAL AND EXPLORATION EXPENDITURES

3Q22	2Q22	3Q21	Dollars in millions	YTD 2022	YTD 2021
			Upstream
1,837	1,644	976	United States	4,850	2,711
2,244	1,983	1,863	Non-U.S.	6,737	5,302
4,081	3,627	2,839	Total	11,587	8,013

			Energy Products
316	300	194	United States	1,008	651
274	206	240	Non-U.S.	654	661
590	506	434	Total	1,662	1,312

			Chemical Products
310	250	383	United States	791	900
644	169	151	Non-U.S.	1,018	445
954	419	534	Total	1,809	1,345

			Specialty Products
15	14	7	United States	34	18
72	42	36	Non-U.S.	132	97
87	56	43	Total	166	115

			Other
16	1	1	Other	17	2

5,728	4,609	3,851	Worldwide	15,241	10,787

CASH CAPITAL EXPENDITURES

3Q22	2Q22	3Q21	Dollars in millions	YTD 2022	YTD 2021
4,876	3,837	2,840	Additions to property, plant and equipment	12,624	7,987
184	166	232	Net investments and advances	677	713
5,060	4,003	3,072	Total Cash Capital Expenditures	13,301	8,700

.	ATTACHMENT VI
KEY FIGURES: YEAR-TO-DATE EARNINGS/(LOSS)

Results Summary

3Q22	2Q22	Change vs 2Q22	3Q21	Change vs 3Q21	Dollars in millions (except per share data)	YTD 2022	YTD 2021	Change vs YTD 2021
19,660	17,850	+1,810	6,750	+12,910	Earnings/(Loss) (U.S. GAAP)	42,990	14,170	+28,820
18,682	17,551	+1,131	6,755	+11,927	Earnings/(Loss) Excluding Identified Items	45,066	14,218	+30,848

4.68	4.21	+0.47	1.57	+3.11	Earnings Per Common Share ¹	10.17	3.31	+6.86
4.45	4.14	+0.31	1.58	+2.87	Earnings/(Loss) Excl. Identified Items Per Common Share ¹	10.66	3.33	+7.33

5,728	4,609	+1,119	3,851	+1,877	Capital and Exploration Expenditures	15,241	10,787	+4,454

¹ Assuming dilution

Year-to-date Factor Analysis

.	ATTACHMENT VII
KEY FIGURES: EARNINGS/(LOSS) BY QUARTER

Dollars in millions	2022	2021	2020	2019	2018
First Quarter	5,480	2,730	(610)	2,350	4,650
Second Quarter	17,850	4,690	(1,080)	3,130	3,950
Third Quarter	19,660	6,750	(680)	3,170	6,240
Fourth Quarter	—	8,870	(20,070)	5,690	6,000
Full Year	—	23,040	(22,440)	14,340	20,840

Dollars per common share ¹	2022	2021	2020	2019	2018
First Quarter	1.28	0.64	(0.14)	0.55	1.09
Second Quarter	4.21	1.10	(0.26)	0.73	0.92
Third Quarter	4.68	1.57	(0.15)	0.75	1.46
Fourth Quarter	—	2.08	(4.70)	1.33	1.41
Full Year	—	5.39	(5.25)	3.36	4.88

[1] Computed using the average number of shares outstanding during each period.